UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 22, 2014

Catasys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11601 Wilshire Blvd, Suite 950 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 444-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Between December 22, 2014 and December 23, 2014, Catasys, Inc. (the “Company”) entered into Securities Purchase Agreements (collectively, the “Agreements”) with several investors, including Crede CG III, Ltd. (“Crede”), an affiliate of Terren S. Peizer, Chairman and Chief Executive Officer of the Company, and Steve Gorlin, a member of the Company’s board of directors, relating to the sale and issuance of an aggregate of 550,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a price of $2.00 per share for aggregate gross proceeds to the Company of $1.1 million (the “Offering”).

Chardan Capital Markets, LLC acted as the sole placement agent for this Offering, in consideration for which it received 25,000 restricted shares of Common Stock of the Company.

Crede has purchased 70,000 shares of Common Stock in the Offering and Mr. Gorlin has purchased 150,000 shares of Common Stock in the Offering. After giving effect to the Offering, Mr. Peizer beneficially owns approximately 62.0% of the Common Stock of the Company, including shares underlying options and warrants (or approximately 67.0% on a fully diluted basis).

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the issuance of the Common Stock is hereby incorporated by reference. The Common Stock was issued pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits

(d)     Exhibits.

No.	Description
10.1	Form of Securities Purchase Agreement, dated December 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATASYS, INC.

Date: December 29, 2014	By:	/s/ SUSAN E. ETZEL
Susan E. Etzel
Chief Financial Officer